First Quarter 2025 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports First Quarter Financial Results

And Declares Regular Quarterly Dividend

ATLANTA, April 24, 2025 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the first quarter ended March 31, 2025.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 1Q:24 unless stated otherwise.

First Quarter 2025 Results

●	Net sales decreased 15% year-over-year to $59.0 million
●	Net income was $2.2 million, down 52% year-over-year, and diluted Earnings Per Share (EPS) was $0.06; Net income margin decreased 290 basis points to 3.7%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $3.4 million, down 43% year-over-year; EBITDA margin decreased 270 basis points to 5.8%
●	Results reflected continued demand softness in the marine industry; uncertainties related to macro-economic conditions limit visibility
●	The Company generated strong operating cash flow, made minimal capital investments and ended the quarter with approximately $57.1 million in cash and no debt

Management Commentary

"We started off 2025 with a continuation of challenging marine industry trends while we focused on supporting our dealers, managing inventories and controlling costs," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “First quarter sales were down 15%, reflecting lower volumes and hesitation from dealers to place orders in the current demand environment. However, first quarter sales were up 23% sequentially versus the fourth quarter of 2024. Our field inventories are at a reasonable level, and we will begin working with our dealer network for model year 2026 introductions. It is likely we will take a conservative approach to the rollout and inventory management but still deliver innovative designs and enhanced features to maintain our leading reputation with our dealers and consumers.”

“Beyond our specific industry, we are clearly seeing heightened uncertainty driven by tariff related headlines. Potential boat component and materials cost increases would likely result in model price increases. In addition, a broader sense of economic uncertainty and risk aversion are likely to impact consumer spending. Further, the interest rate outlook has become less clear with respect to inflation and economic growth as the Fed navigates a dynamic backdrop. Facing limited visibility in this environment, Marine Products will manage with prudence and conservatism, as we always have. Our balance sheet remains strong, our capital needs are minimal, and our strong cash position affords us the opportunity to make attractive strategic investments if the right opportunity arises,” concluded Palmer.

First Quarter 2025 Earnings Press Release

1Q:25 Consolidated Financial Results (year-over-year comparisons versus 1Q:24)

Net sales were $59.0 million, down 15%. The decrease in net sales was primarily due to a 19% decrease in the number of boats sold during the quarter, partially offset by a price/mix increase of 4%. Dealers continued to tightly manage their inventories as consumer demand remained modest. The year-over-year sales decline, however, was significantly less pronounced than the 30%-plus quarterly decreases the Company experienced during 2024. Comparisons are beginning to ease and field inventories are returning to more acceptable levels after being elevated since late 2023. The Company’s field unit inventory at the end of 1Q:25 was approximately 18% below 1Q:24.

Gross profit was $11.0 million, down 22%. Gross margin was 18.6%, down 160 basis points. The year-over-year gross margin decline reflected weak sales, which more than offset manufacturing cost controls. Production schedules and labor costs continue to be adjusted to align with market demand as relayed to the Company through dealer orders and feedback with respect to consumer sentiment.

Selling, general and administrative expenses were $8.3 million, down 5%, and represented 14.1% of net sales, up 150 basis points versus prior year. The decrease in SG&A expenses was largely due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Interest income of $442 thousand decreased due to lower cash balances as a result of the Company’s special dividend paid during the second quarter of 2024.

Income tax provision was $849 thousand, or 27.8% of income before income taxes, up 320 basis points.

Net income and diluted EPS were $2.2 million and $0.06, respectively, down from $4.6 million and $0.13, respectively, in 1Q:24. Net income margin was 3.7%, down 290 basis points.

EBITDA was $3.4 million, down from $5.9 million. EBITDA margin was 5.8%, down 270 basis points from last year’s first quarter.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $57.1 million at the end of 1Q:25, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $10.8 million and $10.7 million, respectively, in 1Q:25. The Company expects full year 2025 capital expenditures to be approximately $3 million.

Payment of dividends totaled $4.9 million in 1Q:25. Additionally, the Board of Directors declared a regular quarterly dividend of $0.14 per share payable on June 10, 2025, to common stockholders of record at the close of business on May 9, 2025.

Conference Call Information

Marine Products Corporation will hold a conference call today, April 24, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live

First Quarter 2025 Earnings Press Release

webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call and for a period of 90 days.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations, hopes or strategies. In particular, such statements include, without limitation: our plans to begin working with our dealer network for model year 2026 introductions and our intention to take a conservative approach to the rollout and inventory management but still deliver innovative designs and enhanced features to maintain our leading reputation with our dealers and consumers; our statement that beyond our specific industry, we are clearly seeing heightened uncertainty driven by tariff related headlines, and our belief that potential boat component and materials cost increases are likely to result in higher model prices; our belief that there is a broader sense of economic uncertainty and risk aversion which is likely to impact consumer spending; our belief that the interest rate outlook has become less clear with respect to inflation and economic growth as the Fed navigates a dynamic backdrop; our plans to manage with prudence and conservatism, as we always have; our belief that our balance sheet remains strong, our capital needs are minimal, and our strong cash position affords us the opportunity to make attractive strategic investments if the right opportunity arises; our expectation that full year 2025 capital expenditures will be approximately $3 million; and statements regarding the Company’s ability to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. Risk factors that could cause such future events not to occur or our strategies not to succeed as expected include the following: negative economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to, e.g., adverse weather conditions, supply chain disruptions and/or further increased interest rates; our retail incentives and allowances may not successfully increase consumer demand as anticipated, due to negative impacts to the overall economy, industry or competition, our adjustments to production levels may not match demand; increased cost of boat ownership makes it more difficult to raise prices in the future to compensate for increased costs; our new model launches may not match dealer and consumer preferences, which are inherently uncertain; and our ability to manage manufacturing costs may be constrained in light of lower production levels. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in

First Quarter 2025 Earnings Press Release

Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2024.

For information about Marine Products Corporation or this event, please contact:

Mark Chekanow, CFA

Vice President, Investor Relations

(404) 419-3809

mchekano@marineproductscorp.com

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended
March 31,	2025	2024
	(Unaudited)	(Unaudited)
Net sales	$59,002	$69,340
Cost of goods sold	48,049	55,356
Gross profit	10,953	13,984
Selling, general and administrative expenses	8,340	8,742
Operating income	2,613	5,242
Interest income, net	442	851
Income before income taxes	3,055	6,093
Income tax provision	849	1,496
Net income	$2,206	$4,597

EARNINGS PER SHARE
Basic	$0.06	$0.13
Diluted	$0.06	$0.13

AVERAGE SHARES OUTSTANDING
Basic	34,877	34,632
Diluted	34,877	34,632

First Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$57,103	$52,379
Accounts receivable, net	7,793	4,176
Inventories	52,864	49,960
Income taxes receivable	61	439
Prepaid expenses and other current assets	4,791	3,040
Total current assets	122,612	109,994
Property, plant and equipment, net	23,581	24,247
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	9,805	9,729
Retirement plan assets	18,110	18,489
Other long-term assets	5,002	5,015
Total assets	$182,883	$171,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$18,636	$5,499
Accrued expenses and other liabilities	14,902	13,425
Total current liabilities	33,538	18,924
Retirement plan liabilities	21,264	21,667
Other long-term liabilities	1,680	1,653
Total liabilities	56,482	42,244

Stockholders' Equity
Preferred stock	—	—
Common stock	3,495	3,471
Capital in excess of par value	—	—
Retained earnings	122,906	125,532
Total stockholders' equity	126,401	129,003
Total liabilities and stockholders' equity	$182,883	$171,247

First Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Three Months Ended March 31,	2025	2024
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$2,206	$4,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	789	682
Working capital	6,693	9,502
Other operating activities	1,081	1,134
Net cash provided by operating activities	10,769	15,915

INVESTING ACTIVITIES
Capital expenditures	(96)	(883)
Net cash used for investing activities	(96)	(883)

FINANCING ACTIVITIES
Payment of dividends	(4,894)	(4,852)
Cash paid for common stock purchased and retired	(1,055)	(907)
Net cash used for financing activities	(5,949)	(5,759)

Net increase in cash and cash equivalents	4,724	9,273
Cash and cash equivalents at beginning of period	52,379	71,952
Cash and cash equivalents at end of period	$57,103	$81,225

First Quarter 2025 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting EBITDA and EBITDA margin enables investors to compare our operating performance consistently over various time periods without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended
	March 31,	March 31,
(In thousands)	2025	2024
Reconciliation of Net Income to EBITDA
Net income	$2,206	$4,597
Adjustments:
Add: Income tax provision	849	1,496
Add: Depreciation and amortization	789	682
Less: Interest income, net	442	851
EBITDA	$3,402	$5,924

Net sales	$59,002	$69,340

Net income margin(1)	3.7%	6.6%

EBITDA margin(1)	5.8%	8.5%

(1) Net income margin is calculated as net income divided by net sales. EBITDA margin is calculated as EBITDA divided by net sales.

First Quarter 2025 Earnings Press Release

Appendix B

(Unaudited)	Three Months Ended
	March 31,	March 31,
(In thousands)	2025	2024
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$10,769	$15,915
Capital expenditures	(96)	(883)
Free cash flow	$10,673	$15,032